Exhibit I

           Nautilus is a Delaware limited partnership which was formed initially to purchase securities of Seabulk International, Inc. ("Seabulk"). Such securities were subsequently converted into the right to receive Common Stock of the Company in connection with the merger among the Company, SBLK Acquisition Corp., Corbulk LLC and Seabulk, and are the shares of Common Stock to which this
Schedule 13G relates. Nautilus Intermediary is the general partner of Nautilus.

           Nautilus Intermediary is a Delaware limited partnership which was formed to be the general partner of Nautilus. Nautilus AIV is the general partner of Nautilus Intermediary.

           Nautilus AIV is a Delaware limited partnership which was formed as an alternative investment vehicle for certain limited partners of DLJ Merchant Banking Partners III, L.P. ("Partners III"). Nautilus Special GP is the managing general partner of Nautilus AIV and will have exclusive management rights and decision making authority (including voting and dispositive power) with respect to the investment in the Company. The members of Nautilus Special GP are Merkur-Nautilus, Turnham-Nautilus, Craig and CSFBPE. DLJ Merchant Banking III, L.P. ("MBP III LP"), is also a general partner of Nautilus AIV, however, it does not have any decision making authority (including voting and dispositive power) with respect to the investment in the Company.

           CSFBPE is a Delaware corporation. CSFBPE's principal business is as a holding company of private equity businesses for Credit Suisse, a Swiss Bank (the "Bank").

           Merkur-Nautilus is a Delaware limited liability company. Merkur-Nautilus's principal business is to serve as a member of Nautilus Special GP. Merkur is the sole member of Merkur-Nautilus. Merkur is a director and Senior Vice President of Merchandising for Fortunoff. Merkur-Nautilus and Merkur each disclaim any beneficial ownership of the securities to which this statement relates.

           Turnham-Nautilus is a Delaware limited liability company. Turnham-Nautilus's principal business is to serve as a member of Nautilus Special GP. Turnham is the sole member of Turnham-Nautilus. Turnham is President of Goodrich Petroleum Corporation. Turnham-Nautilus and Turnham each disclaim any beneficial ownership of the securities to which this statement relates.

           Craig is a citizen of the United States and is retired. Craig disclaims any beneficial ownership of the securities to which this statement relates.

           In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Schedule 13G is being filed by the Bank, on behalf of itself and its subsidiaries, to the extent they constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "CSFB Entities"). The CSFB Entities provide financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide.

           The Bank owns directly a majority of the voting stock and all of the non-voting stock of Credit Suisse First Boston, Inc., a Delaware corporation ("CSFBI"). CSFBI owns all of the voting stock of Credit Suisse First Boston
(USA), Inc., a Delaware corporation and holding company ("CSFB-USA"). CSFB-USA is the sole stockholder of CSFBPE. CSFB-USA is also the sole member of Credit Suisse First Boston LLC ("CSFB LLC"), a Delaware limited liability company and a registered broker dealer. Partners III is a Delaware limited partnership which makes investments for long-term appreciation whose Associate General Partner is MBP III LP and whose Managing General Partner is DLJ Merchant Banking III, Inc., a Delaware corporation ("MPIII Inc."). CSFBPE is the sole stockholder of MPIII Inc.


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           Credit Suisse Group, a corporation formed under the laws of
Switzerland ("CSG") and a global financial services company, is comprised of the CSFB business unit, the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit"). It owns all the voting stock of the Bank and is the direct owner of the remainder of the voting stock of CSFBI. The Credit Suisse business unit offers global private banking and corporate and retail banking services in Switzerland. The Winterthur business unit provides life and non-life insurance and pension products to private and corporate clients worldwide.

           The Bank is comprised of what were formerly known as Credit Suisse First Boston and Credit Suisse, each a Swiss bank, which were merged on May 13, 2005. The operations of the Bank consist principally of the Credit Suisse and CSFB Business units.